As filed with the Securities and Exchange Commission on June 17, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VANDA PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	03-0491827
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2200 Pennsylvania Avenue NW
Suite 300E
Washington, DC 20037
(Address of principal executive offices) (Zip Code)

VANDA PHARMACEUTICALS INC. AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Mihael H. Polymeropoulos, M.D.
Chief Executive Officer
Vanda Pharmaceuticals Inc.
2200 Pennsylvania Avenue, N.W., Suite 300E
Washington, D.C. 20037
(Name and address of agent for service)
(202) 734-3400
 (Telephone number, including area code, of agent for service)

Copies to:

Gregg A. Griner, Esq.
Albert Vanderlaan, Esq.
Orrick, Herrington & Sutcliffe LLP
222 Berkeley Street, Suite 2000
Boston, MA 02116
Telephone: (617) 880-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

Vanda Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)The Registrant’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2021;
(b)(1) The Registrant’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 31, 2022;
(2) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 14, 2022, February 4, 2022, February 23, 2022, March 1, 2022, May 5, 2022, and June 16, 2022, in each case only to the extent filed and not furnished; and
(c) The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-51863 on Form 8-A filed with the SEC on March 28, 2006, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “1933 Act”). The Registrant’s Bylaws provide for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its directors and officers. The Indemnification Agreements provide the Registrant’s directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1
Form of Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.8 to Amendment No.  2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-130759), as filed on March 17, 2006, and incorporated herein by reference)

4.2
Fourth Amended and Restated Bylaws of the Registrant, as amended and restated on December 17, 2015 (filed as Exhibit  3.1 to the Registrant’s current report on Form 8-K (File No. 001-34186) as filed on December 21, 2015 and incorporated herein by reference)

4.3
Specimen certificate representing the common stock of the Registrant (filed as Exhibit 4.4 to Amendment No.  2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-130759), as filed on March 17, 2006, and incorporated herein by reference)

5.1*	Opinion and consent of Orrick, Herrington & Sutcliffe LLP

10.1*	Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan, as amended effective as of June 16, 2022

10.2
Form of Notice of Stock Option Grant and Stock Option Agreement under Amended and Restated 2016 Equity Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-218774), as originally filed on June 15, 2017, and incorporated herein by reference)

10.3
Form of Restricted Stock Unit Award Agreement under Amended and Restated 2016 Equity Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-218774), as originally filed on June 15, 2017, and incorporated herein by reference)

10.4
UK Sub Plan under Amended and Restated 2016 Equity Incentive Plan (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-218774), as originally filed on June 15, 2017, and incorporated herein by reference)

10.5
Form of Stock Option Grant and Stock Option Agreement under the UK Sub Plan (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-8 (File No. 333-218774), as originally filed on June 15, 2017, and incorporated herein by reference)

10.6
Form of Restricted Stock Unit Award Agreement under the UK Sub Plan (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-218774), as originally filed on June 15, 2017, and incorporated herein by reference)

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24*	Power of Attorney. Reference is made to page II-5 of this Registration Statement

107*	Filing Fee Table

*	Filed herewith.

Item 9.    Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s Amended and Restated 2016 Equity Incentive Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C. on this 17th day of June, 2022.

Dated:	June 17, 2022	VANDA PHARMACEUTICALS INC.

		By:	/s/ Timothy Williams
		Name:	Timothy Williams
		Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Vanda Pharmaceuticals Inc., a Delaware corporation, do hereby constitute and appoint Mihael H. Polymeropoulos, M.D. and Timothy Williams, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mihael H. Polymeropoulos, M.D.	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	June 16, 2022
Mihael H. Polymeropoulos, M.D.

/s/ Kevin Moran	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2022
Kevin Moran

/s/ Phaedra S. Chrousos	Director	June 16, 2022
Phaedra S. Chrousos

/s/ Richard W. Dugan	Director	June 16, 2022
Richard W. Dugan

/s/ Stephen Ray Mitchell	Director	June 16, 2022
Stephen Ray Mitchell

/s/ Anne Sempowski Ward	Director	June 16, 2022
Anne Sempowski Ward